Exhibit (b)

CITIBANK, N.A.
388 Greenwich Street
New York, New York 10013

September 30, 2024

Sumitomo Mitsui Financial Group, Inc. – Change in the ADS-to-Share Ratio

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of November 1, 2010 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among Citibank, N.A., as Depositary (the “Depositary”), Sumitomo Mitsui Financial Group, Inc., a joint stock corporation with limited liability (Kabushiki Kaisha) incorporated under the Company Act of Japan (the “Company”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

The Company has informed the Depositary that, as approved by the Company’s Board of Directors on May 15, 2024 and by the Company’s shareholders at the annual meeting on June 27, 2024, it will undertake a three-for-one stock split on its common stock in the local market with a record date of September 30, 2024 and an effective date of October 1, 2024. The Depositary and the Company agree that effective as of October 1, 2024 (the “Effective Date”), the ADS-to-Share ratio will change from one (1) ADS representing one-fifth (1/5) of one (1) share of common stock of the Company to a new ratio of one (1) ADS representing three-fifths (3/5) of one (1) share of common stock of the Company and that the Depositary will file a copy of the form of ADR that evidences the ADSs and that reflects the new ADS-to-Share ratio pursuant to Rule 424(b), under the Securities Act, in respect of Form F-6 Registration Statement (Reg. No. 333-170036).

This letter agreement amends and supplements the Deposit Agreement, and the Depositary is instructed to distribute to the Holders of ADSs a notice of ADS ratio change substantially in form of Exhibit A.

The Company and the Depositary will make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 (or the next amendment thereto) filed with the Securities and Exchange Commission in respect of the ADSs.

This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York.

The Company and the Depositary have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

CITIBANK, N.A.,
as Depositary

By:	/s/ Mark Gherzo
Name: Mark Gherzo
Title: Attorney-in-Fact

Acknowledged and Agreed:

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Jun Okahashi
Name: Jun Okahashi
Title: Executive Officer & General Manager

EXHIBIT A

NOTICE OF ADS RATIO CHANGE

To the Holders of American Depositary Shares (“ADSs”) of Sumitomo Mitsui Financial Group, Inc.

COMPANY:	Sumitomo Mitsui Financial Group, Inc., a joint stock corporation with limited liability (Kabushiki Kaisha) incorporated under the Company Act of Japan.
DEPOSITARY:	Citibank, N.A.
CUSTODIAN:	Sumitomo Mitsui Banking Corporation.
DEPOSITED SECURITIES:	Shares of common stock of the Company (the “Shares”).
ADS CUSIP NO.:	86562M209.*
EXISTING ADS-TO-SHARE RATIO:	One (1) ADS representing one-fifth (1/5) of one (1) Share.
NEW ADS-TO-SHARE RATIO:	One (1) ADS representing three-fifths (3/5) of one (1) Share.
DEPOSIT AGREEMENT:	Deposit Agreement, dated as of November 1, 2010, and as may be further amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners of ADSs issued thereunder.
EFFECTIVE DATE:	October 1, 2024.
ADS BOOKS CLOSURE TO ADS ISSUANCES AND CANCELLATIONS:	September 27, 2024 (5:00 p.m. New York City time) until October 1, 2024 (5:00 p.m. New York City time).

* ADS CUSIP No. is provided as a convenience only and without any liability for accuracy.

The Company has informed the Depositary that, as approved by the Company’s Board of Directors on May 15, 2024 and by the Company’s shareholders at the annual meeting on June 27, 2024, it will undertake a three-for-one stock split on its common stock in the local market with a record date of September 30, 2024 and an effective date of October 1, 2024 (the “Stock Split”). As a result of the Stock Split, the Company and the Depositary have agreed to change the Existing ADS-to-Share Ratio (the “ADS Ratio Change”) as of the Effective Date as follows:

Existing ADS-to-Share Ratio: One (1) ADS representing one-fifth (1/5) of one (1) Share.

New ADS-to-Share Ratio: One (1) ADS representing three-fifths (3/5) of one (1) Share.

No new ADSs will be issued in connection with the Stock Split and the ADS Ratio Change and no ADS fees are payable in connection with the ADS Ratio Change.

If you have any questions about the ADS Ratio Change, please call Citibank ADR Shareholder Services at 1-877-248-4237. Copies of the Deposit Agreement are available at the principal offices of the Depositary at 388 Greenwich Street, New York, NY 10013 and can also be retrieved from the SEC’s website at www.sec.gov under Registration Number 333-170036.

[●], 2024	Citibank, N.A., as Depositary